Exhibit 99.1

Analog Devices Elects Lisa Su to Board of Directors

NORWOOD, Mass.—(BUSINESS WIRE)—Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Dr. Lisa Su has been elected as a Director of the Company.

Dr. Su currently serves as Senior Vice President and General Manager, Global Business Units, at Advanced Micro Devices (AMD). She served as Senior Vice President and General Manager, Networking and Multimedia at Freescale Semiconductor, Inc. from 2007 to 2011, and prior to that, spent 13 years at IBM in various engineering and business leadership positions. Dr. Su earned bachelors, masters, and doctorate degrees in electrical engineering from the Massachusetts Institute of Technology. Dr. Su is also a Fellow of the Institute of Electronics and Electrical Engineers (IEEE).

“Lisa is a highly-respected technology executive who brings with her an outstanding record of business execution. Her impressive track record and solid understanding of the semiconductor industry will add substantial value to ADI’s Board of Directors, and we look forward to her participation,” said Ray Stata, ADI Chairman of the Board.

Dr. Su will serve on the Company’s Nominating and Corporate Governance Committee of the Board of Directors.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index.

CONTACT:

Analog Devices, Inc.

Ali Husain, 781-461-3282

investor.relations@analog.com